Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Radian Group Inc. (the “Company”) and S.A. Ibrahim (the “Executive”) as of November 12, 2014 (the “Effective Date”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated May 5, 2008, which was amended and restated effective April 5, 2011 (“Existing Agreement”); and

WHEREAS, the Executive and the Company now desire to amend and restate the Existing Agreement to extend the term through December 31, 2017 and to make other appropriate changes.

NOW, THEREFORE, the parties agree that the Existing Agreement is amended and restated as of the Effective Date to read as follows:

1.      Employment.

(a)      Term.    The term of the Existing Agreement commenced on April 5, 2011 and shall terminate on the Effective Date. This Agreement shall continue in effect from the Effective Date until December 31, 2017 unless sooner terminated by either party as hereinafter provided (the “Term”). In no event shall the expiration of this Agreement be deemed, in and of itself, a termination of the Executive’s employment for purposes of this Agreement, including a termination without Cause or Good Reason event for purposes of Section 10, and no severance benefits shall be payable under Section 10 in the event of a termination of employment at or after the end of the Term.

(b)      Duties.

(1)      The Executive shall serve as the Chief Executive Officer of the Company with the duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board (as communicated to him by the non-executive Chairman of the Board (the “Chairman”) and consistent with his position as the Chief Executive Officer. During the Term, when applicable, the Company shall cause the Executive to be nominated as a member of the Board. Upon termination of employment for any reason, the Executive agrees to resign all positions, including as an officer, and all board memberships related to the Company and its affiliates.

(2)      The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c)      Best Efforts.    During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliates, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 16 below. The foregoing also shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the consent of the Board, in its sole discretion, on corporate boards, (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions and (3) managing personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder and are permitted under the Company’s Code of Conduct and employment policies; provided, however, that the Executive shall be permitted to own passively not more than 5% of the stock of those companies whose securities are listed on a national securities exchange (including Nasdaq), except that the Executive shall not invest in any business competitive with the Company or that would otherwise violate the provisions of Section 16 below.

2.      Base Salary and Bonus.

(a)      Effective as of January 1, 2015, as compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary (“Base Salary”) at the rate of $950,000. From the Effective Date through December 31, 2014, the Executive’s current rate of Base Salary ($900,000) shall continue in effect. The Base Salary amount may be subject to increase (but not decrease), as determined by the independent directors of the Board, in their sole discretion. The Executive’s Base Salary shall be paid in accordance with the Company’s existing payroll policies, and shall be subject to applicable withholding taxes.

(b)      In addition, with respect to each fiscal year of the Company ending during the Term, the Executive shall be eligible to earn an incentive award under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan (the “STI/MTI Plan”) pursuant to the terms and conditions of the STI/MTI Plan if certain individual and corporate performance goals and targets, established by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), in its sole discretion, pursuant to the STI/MTI Plan are met. The Executive’s incentive award shall be paid to him at such times and in such manner as set forth in the STI/MTI Plan (but in no event on a schedule less favorable to the Executive than that in effect under the STI/MTI Plan as structured as of the Effective Date). At the beginning of each fiscal year of the Company ending during the Term, the Compensation Committee shall determine the “Target Incentive Award” (as defined in the STI/MTI Plan) for the Executive, taking into consideration such factors as the Compensation Committee deems appropriate.

(c)      Notwithstanding the terms of the STI/MTI Plan, if the Executive continues in employment through the end of a calendar year, the Executive shall be eligible to receive any STI Bonus and MTI Bonus that are earned for the performance period beginning during such year (including the STI Bonus to be paid shortly following such calendar year and the MTI Bonus to be paid shortly following the conclusion of the subsequent calendar year), without regard to continued service, unless the Executive’s employment is terminated for Cause (as defined below); provided, however, that no STI Bonus or MTI Bonus shall be paid under this subsection (c) if the Executive’s employment terminates on December 31 of a year and (i) the Executive receives, or upon execution of a Release could have received, a prorated Target Incentive Award under the STI/MTI Plan for the year in which the Executive’s termination date occurs under Section 10(c)(3) or (ii) the Executive receives a Target Incentive Award under the STI/MTI Plan for the year in which the Executive’s termination date occurs under Section 12 or 13. Such STI Bonus and MTI Bonus shall be paid at the same time as STI Bonuses and MTI Bonuses are paid to other employees under the STI/MTI Plan.

3.      Long-Term Incentive Compensation.

(a)      With respect to each fiscal year of the Company ending during the Term, unless otherwise mutually determined by the Executive and the Compensation Committee, the Executive shall be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the Radian Group Inc. 2014 Equity Compensation Plan, or any successor plan (the “Equity Plan”). With respect to each fiscal year of the Company ending during the Term, the Compensation Committee shall determine the target level of long-term incentive compensation, for Executive, taking into consideration such factors as the Compensation Committee deems appropriate. The Executive agrees to comply with the Company’s share ownership guidelines for Company executives, as in effect from time to time.

(b)      Equity awards or other long-term incentive (including cash-based) awards granted to the Executive on or after the Effective Date and during the Term shall provide for the following:

(i)      If the Executive’s employment terminates for any reason (other than a termination by the Company for Cause), (1) the service-based vesting provisions applicable to the Executive’s outstanding equity or other long-term incentive awards shall immediately lapse, provided that, in all other respects, such awards will vest (including based on achievement of any applicable performance conditions) or become exercisable or payable according to their terms, and, provided, further, that the Company may provide in a non-equity-based long-term incentive award that such service-based vesting provisions will not lapse upon a voluntary termination by the Executive other than for Good Reason that occurs prior to the earlier of (x) the six-month anniversary of the date of grant of the applicable award or (y) December 31 of the year of such grant, and (2) in the case of options and stock appreciation rights, all outstanding stock options and stock appreciation rights shall remain exercisable for the balance of the original full term.

(ii)      In the event of the Executive’s death or Disability (as defined below) while employed, outstanding equity awards will be fully vested, exercisable and payable, consistent with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event of the Executive’s death or Disability while employed, outstanding non-equity-based long-term incentive awards that are not subject to performance-based vesting shall be fully vested, exercisable and payable, consistent with section 409A of the Code, and any outstanding non-equity-based long-term incentive awards that are subject to performance-based vesting shall continue to vest according to their terms. In the event of the Executive’s death after termination of employment (other than a termination by the Company for Cause), any outstanding equity or other long-term incentive awards that are not subject to performance-based vesting shall be fully exercisable and payable, consistent with section 409A of the Code, and any outstanding equity or other long-term incentive awards that are subject to performance-based vesting shall continue to vest according to their terms.

(iii)      In the event of the Executive’s termination of employment by the Company for Cause, any outstanding equity or other long-term incentive awards shall immediately terminate and be of no further force or effect.

(c)      If the Executive’s employment terminates for any reason (other than by the Company for Cause), including death or disability (as defined in the applicable award agreement), notwithstanding anything contained to the contrary in any applicable award agreement, the Executive’s outstanding stock options granted to the Executive before 2010 shall remain exercisable for the balance of the original full option term.

(d)      Notwithstanding the foregoing, in the event any equity or other long-term incentive awards constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code and are payable upon “separation from service,” the delivery of shares of common stock or cash (as applicable) in settlement of such awards shall be made on the date that is six months after the Executive’s “separation from service,” if required by section 409A, or if earlier, immediately following any permissible payment event under section 409A of the Code.

4.      Retirement and Welfare Benefits.

(a)      The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings, deferred compensation and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(b)      If, during the Term, the Executive’s employment terminates for any reason (other than by the Company for Cause), the Company shall permit the Executive (or, in the event of his death, his current wife Nina Ibrahim (“Mrs. Ibrahim”)) to elect medical coverage for himself and, where applicable, Mrs. Ibrahim under the Company’s medical plan in effect at the date of his termination, as the same may be changed by the Company from time to time for employees generally, for the Coverage Period (as defined below), if the Executive executes and does not revoke the Release as described in Section 10(c) below (in the event of the Executive’s death, no Release will be required of Mrs. Ibrahim) prior to the 45th day following the Executive’s date of termination. For purposes of this Section 4, the term “medical coverage” includes both medical and dental coverage. The coverage shall be provided as follows:

(1)      The “Coverage Period” for the Executive shall be the period beginning on his termination date and continuing until the first to occur of (i) the date on which the Executive becomes eligible to elect medical coverage under Social Security Medicare, (ii) the date on which the Executive is eligible for medical coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, or (iii) the date of the Executive’s death. The Coverage Period for Mrs. Ibrahim shall be the period beginning on the Executive’s termination date and continuing until the first to occur of (i) the date on which Mrs. Ibrahim becomes eligible to elect medical coverage under Social Security Medicare, (ii) the date on which Mrs. Ibrahim is eligible for medical coverage under a plan maintained by a new employer of Executive or under a plan maintained by her employer, whichever is sooner, or (iii) the date of Mrs. Ibrahim’s death. The Executive (or, where applicable, Mrs. Ibrahim) shall notify the Company of his or her eligibility for alternate coverage as described above within 30 days of becoming eligible for any such coverage.

(2)      The Executive (or, where applicable, Mrs. Ibrahim) shall pay the full monthly premium cost of medical coverage under this Section 4(b) for the Coverage Period. The monthly premium cost shall be the monthly COBRA premium during the COBRA health care continuation coverage period under section 4980B of the Code (the “COBRA Period”). After the COBRA Period, the monthly premium cost shall be the Company’s deemed premium cost of such medical coverage for the Executive and Mrs. Ibrahim, which shall be determined actuarially by the Company’s advisors. The COBRA Period shall run concurrently with the Coverage Period.

(3)      Subject to the Executive’s executing and not revoking a Release as described above in Section 4(b), during the portion of the Coverage Period in which the Executive and/or Mrs. Ibrahim (as applicable) continue to receive coverage under the Company’s medical plan, the Company shall pay the Executive (or, where applicable, Mrs. Ibrahim) an amount equal to the premium cost described in subparagraph (2) above, minus the same employee contribution rate as is paid by Company employees for medical coverage, as in effect from time to time, which payment shall be made in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s date of termination.

(4)      As an alternative to continuing coverage under the Company’s group medical plan as described above, the Company may provide comparable coverage to the Executive and Mrs. Ibrahim under an individual fully-insured medical policy for the Coverage Period, with the monthly premium cost of such insurance to be at the Company’s sole expense (net of the employee contribution rate paid by Company employees for medical coverage) and to be paid monthly directly to the insurance carrier. Notwithstanding the foregoing, if the Company is not able to provide continued coverage to the Executive and Mrs. Ibrahim pursuant to this Section 4(b) without imposition of an excise tax or other adverse tax consequences on the Company, the Executive or other Company employees, the Company will provide to the Executive and Mrs. Ibrahim an economically equivalent benefit in such form as may be mutually agreed by the Company and the Executive (which may include cash payments), consistent with section 409A of the Code. However, in no event shall the Company be required to provide a tax gross-up payment with respect to income or other taxes incurred on the payments described in subparagraph (3) above or on any economically equivalent benefit.

5.      Benefit Restoration Plan.    The Executive shall be entitled to participate in the Company’s Benefit Restoration Plan (the “BRP”) pursuant to its terms and conditions. For purposes of benefit accrual under the BRP only (and not vesting), the Executive (i) has been credited with two years of service for every one year of service completed during his first five full years of service with the Company from his date of hire, and (ii) shall earn one year of service for each completed year of service after his completion of the first five full years of service with the Company. The Executive’s accrued benefit under the BRP, as modified by this Section 5, is fully vested.

6.      Vacation.    The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

7.      Expenses.    The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

8.      Perquisites.    The Executive shall be provided with such other executive perquisites as may be provided to other senior executive officers of the Company.

9.      Indemnification.      The Company agrees to indemnify the Executive against all claims arising out of actions or omissions during the Executive’s employment by the Company, to the same extent and on the same terms and conditions provided for in the Company’s bylaws or under the Company’s Amended and Restated Certificate of Incorporation, each as in effect on the Effective Date. The Company agrees it will continue to maintain officers’ and directors’ liability insurance to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

10.      Termination Without Cause; Resignation for Good Reason.    If during the Term the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, the Executive shall receive the benefits described in this Section 10.

(a)      The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than 15 days’ prior written notice to the Executive. In addition, the Executive may initiate a termination of employment by resigning under this Section 10 for Good Reason. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services the Executive provides) to ensure that any termination of employment described in this Agreement constitutes a “separation from service” within the meaning of section 409A of the Code.

(b)      Unless the Executive complies with the provisions of Section 10(c) below, upon termination or resignation, as applicable, under Section 10(a) above, the Executive shall be entitled to receive only any amounts earned, accrued and owing but not yet paid to Executive under this Agreement and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In such event, no other payments or benefits shall be due under this Agreement to the Executive.

(c)      Notwithstanding the provisions of Section 10(b), upon termination or resignation, as applicable, under Section 10(a) above, if the Executive executes and does not revoke a written release prior to the 45th day following the Executive’s date of termination, in a form acceptable to the Company, but substantially in the form attached hereto as Exhibit A (subject to any necessary adjustment reasonably determined by the Company to be necessary to comply with applicable law at the time of the Executive’s termination or resignation) of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, under any plans or programs of the Company under which the Executive has accrued and is due a benefit or any rights to indemnification from the Company under any agreement with or arrangement of the Company) (the “Release”), the Executive shall be entitled to receive the following:

(1)      An amount equal to 2.0 times the Executive’s Base Salary (at the rate in effect immediately before the Executive’s termination or resignation, as applicable), which shall be paid as follows: (i) the maximum amount that can be paid under the “separation pay” exception of section 409A of the Code ($520,000 for 2014, subject to adjustment as provided under applicable Treasury regulations) shall be payable in accordance with the Company’s normal payroll practices in 12 equal monthly installments over the 12-month period following the Executive’s termination date (the “Severance Period”), with the first payment being made on the 60th day following the Executive’s termination date (such date, the “Payment Date”), such first payment to include the installments for the first 60 days after the termination date, and (ii) the remainder of the amount shall be paid in a lump sum payment between March 1 and March 15 of the calendar year following the Executive’s termination date.

(2)      An amount equal to 2.0 times the Executive’s Target Incentive Award under the STI/MTI Plan for the year in which the Executive’s termination date occurs (or, if the Executive’s Target Incentive Award for such year has not yet been established, based on the Target Incentive Award for the immediately preceding fiscal year of the Company), which shall be paid in a lump sum payment between March 1 and March 15 of the calendar year following the Executive’s termination date. Notwithstanding the foregoing, solely for purposes of the severance and Target Incentive Award calculations under this subsection (2), subsection (3) below, and Sections 12 and 13 below, the Target Incentive Award shall not be less than the Target Incentive Award in effect for the 2014 calendar year (the “2014 Target Incentive Award”).

(3)      A prorated Target Incentive Award under the STI/MTI Plan for the year in which the Executive’s termination date occurs. The prorated Target Incentive Award will be an amount in cash equal to the Executive’s Target Incentive Award under the STI/MTI Plan for the year in which the Executive’s termination date occurs (or, if the Executive’s Target Incentive Award for such year has not yet been established, based on the Target Incentive Award for the immediately preceding fiscal year of the Company) (and which shall not be less than the 2014 Target Incentive Award) multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the year of termination and the denominator of which is 365. The payment shall be made in a lump sum on the Payment Date (to the extent not subject to any prior deferral election, and if the Executive has previously made a deferral election, such amount will be paid in accordance with the terms of the arrangement under which such deferral election was made). The payment under this Section 10(c)(3) shall not affect the Executive’s right to any STI Bonus or MTI Bonus amounts that may be payable under the STI/MTI Plan in accordance with the terms of the STI/MTI Plan (it being understood that this sentence shall not be construed to entitle the Executive to a duplication of payments for a particular year under this paragraph and under the STI/MTI Plan). In the event that the Company implements an STI/MTI Plan design intended to qualify for the performance-based exception to Section 162(m) of the Code, the parties agree to cooperate in good faith to amend the terms of this paragraph to provide that any prorated Target Incentive Award payable hereunder will be based on actual performance results.

(4)      Medical coverage and reimbursement for medical premium costs as described and at the times set forth in Section 4(b) above.

(5)      Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(d)      For purposes of this Agreement, “Good Reason” shall be limited to the following (unless the Executive and the Company shall execute a written agreement specifically stating that the occurrence of such event shall not constitute “Good Reason” under this Agreement):

(1)      The scope of the Executive’s duties and responsibilities as the Chief Executive Officer of the Company are, in the aggregate, materially reduced.

(2)      Any material change in the geographic location at which the Executive must perform services under this Agreement, which, for purposes of this Agreement, means a requirement that the Executive’s principal work location be relocated to a geographic area other than (i) the San Francisco, CA metropolitan area or (ii) the area on the East Coast including and between Fairfield County, CT and the Washington D.C. metropolitan area, other than on travel reasonably required to carry out the Executive’s obligations under this Agreement.

(3)      A material breach by the Company of any of the terms of this Agreement, including without limitation any failure of the Company to fulfill its obligations under Section 26.

Notwithstanding the foregoing, no event described in this subsection (d) shall constitute Good Reason unless (i) the Executive gives the Company written notice of his intention to terminate employment for Good Reason and the grounds for such termination within 90 days after the event giving rise to the Good Reason termination occurs, and (ii) such grounds for termination are not corrected by the Company within 30 days after its receipt of such written notice. If the Company does not correct the grounds for termination during the 30-day period following the Executive’s notice of termination, the Executive’s termination of employment for Good Reason must become effective within 30 days after the end of the cure period. Notwithstanding the foregoing, in no event will the Executive have Good Reason for termination if an event described in (1) occurs in connection with the Executive’s inability to perform his duties on account of illness or short-term or long-term disability.

11.      Voluntary Termination.    The Executive may voluntarily terminate his employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid to Executive under this Agreement and any benefits accrued and due under any applicable benefit plans and programs of the Company.

12.      Disability.    If the Executive incurs a Disability during the Term, the Executive’s employment shall terminate on the date of Disability. If the Executive’s employment terminates on account of his Disability, the Executive shall be entitled to receive (i) the Target Incentive Award under the STI/MTI Plan for the year in which the Executive’s termination on account of Disability occurs (or, if the Executive’s Target Incentive Award for such year has not yet been established, the Target Incentive Award for the immediately preceding fiscal year of the Company) (and which shall not be less than the 2014 Target Incentive Award), (ii) any amounts earned, accrued and owing but not yet paid to Executive under this Agreement, and (iii) any benefits accrued and due under any applicable benefit plans and programs of the Company. The Target Incentive Award shall be paid in a lump sum on the Payment Date (to the extent not subject to any prior deferral election, and if the Executive has previously made a deferral election, such amount will be paid in accordance with the terms of the arrangement under which such deferral election was made). For purposes of this Agreement, the term “Disability” means the Executive is determined to have a medically determinable physical or mental disability that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan, provided that such disability meets the conditions of Section 409A(a)(2)(C) of the Code.

13.      Death.    If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) the Target Incentive Award under the STI/MTI Plan for the year in which the Executive’s termination on account of death occurs (or, if the Executive’s Target Incentive Award for such year has not yet been established, the Target Incentive Award for the immediately preceding fiscal year of the Company) (and which shall not be less than the 2014 Target Incentive Award), (ii) any amounts earned, accrued and owing but not yet paid to Executive under this Agreement, and (iii) any benefits accrued and due under any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive. The Target Incentive Award shall be paid in a lump sum on the Payment Date (to the extent not subject to any prior deferral election, and if the Executive has previously made a deferral election, such amount will be paid in accordance with the terms of the arrangement under which such deferral election was made).

14.      Cause.    The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid to Executive under this Agreement and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, “Cause” shall mean any of the grounds for termination of the Executive’s employment listed below which is not cured by the Executive within the 20-day period following written notice from the Board of the specific grounds that could result in a termination for Cause; provided that the Executive shall only have an opportunity to cure a failure to the extent the failure is curable, as determined by the Board in its sole discretion:

(a)      The Executive shall have been indicted for, convicted of, or pleads nolo contendere to, a crime involving fraud, misrepresentation or moral turpitude or any felony (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances);

(b)      The Executive’s fraud, dishonesty, theft or misappropriation of funds in connection with his duties hereunder;

(c)      A breach by the Executive of Section 16 of this Agreement, or a material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time;

(d)      Gross negligence or willful misconduct in the performance of the Executive’s duties.

15.      Limitation on Payments.

(a)      If it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if the net after-tax amount that the Executive would receive after the reduction is equal to or greater than the net after-tax amount that the Executive would receive without the reduction. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the excise tax under section 4999 of the Code, determined in accordance with section 280G(d)(4) of the Code. The Company shall reduce the Payments under this Agreement by first reducing any Payments that are payable in cash under Sections 10(c)(1), 10(c)(2), 10(c)(3), and Section 4(b) (in such order) and then reducing any Payments that are not payable in cash under this Agreement. Only amounts or benefits payable under this Agreement shall be reduced pursuant to this subsection (a). In determining whether a Payment constitutes a “parachute payment” within the meaning of section 280G of the Code, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 16 of this Agreement, and the amount of the Executive’s potential parachute payments under section 280G of the Code shall be reduced by the value of such restrictive covenants to the maximum extent permitted under section 280G of the Code and the regulations thereunder.

(b)      All determinations to be made under this Section 15 shall be made by the Company’s independent public accountants immediately prior to the change of control under section 280G or by another independent public accounting firm mutually selected by the Company and the Executive before the date of the change of control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the change of control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)      All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 15 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 15, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

16.      Restrictive Covenants.

(a)      Non-Competition.    During the Executive’s employment with the Company and its affiliates, and during the period beginning on the date on which the Executive’s employment with the Company and its affiliates terminates for any reason and ending on the later of (i) 12 months after the employment termination date or (ii) the end of the Consulting Period (as defined in Section 21), if applicable (the “Restriction Period”), the Executive hereby agrees that he will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves a business in which the Company is then materially and actively engaged (for purposes of clarity, as of the Effective Date, this would consist of providing mortgage insurance, financial guaranty insurance, or mortgage outsourcing services (including loan review and/or due diligence services, surveillance services, REO/Short Sale services, and REO component services) within the United States, and with respect to mortgage outsourcing services within the United States and Europe) (“Company Business”); provided, however, that this restriction shall not apply if the Company is no longer engaged in writing new business with respect to such Company Business, unless (x) the Company has taken material steps to actively pursue opportunities for writing new business with respect to the Company Business and (y) the Board determines in reasonable good faith that it expects the Company, during the Restriction Period, in fact to actively pursue such opportunities. The Board shall make such determination within 10 business days of notification by the Executive that he proposes to engage in activity that would violate this Section 16(a) but for the proviso in the preceding sentence, it being understood that the Executive shall be obligated to provide such notification. The Executive further agrees that, given the nature of the Company Business, the geographic scope set forth in this Section 16(a) is appropriate and reasonable.

(b)      Non-Solicitation of Customers.    During the Executive’s employment with the Company and its affiliates and the Restriction Period, the Executive covenants and agrees that the Executive shall not, either directly or indirectly through others:

(i)      solicit, divert, appropriate or do business with, or attempt to solicit, divert, appropriate or do business with, any customer for whom the Company or any of its affiliates provided goods or services within 12 months prior to the later of the Executive’s employment termination date or the end of the Consulting Period (the “Termination Date”) or any actively sought prospective customer of the Company or any of its affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its affiliates during the Executive’s employment or service with the Company or any of its affiliates, or

(ii)      encourage any customer for whom the Company or any of its affiliates provided goods or services within 12 months prior to the Termination Date to reduce the level or amount of business such customer conducts with the Company or any of its affiliates.

(c)      Non-Solicitation and Non-Hire of Company Personnel.    During the Executive’s employment with the Company and its affiliates, the Consulting Period, and the 12-month period following the later of the Executive’s employment termination date or the end of the Consulting Period, if applicable, the Executive covenants and agrees that the Executive shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its affiliates, (ii) solicit or attempt to solicit any employee of the Company or its affiliates to become an employee, consultant or independent contractor to, for or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its affiliates to change or terminate his or her relationship with the Company or any of its affiliates, unless, in each case, more than three months shall have elapsed between the last day of such person’s employment or service with the Company or any of its affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this Agreement; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Executive, or by a headhunter employed by such entity, which does not involve the Executive, shall not be a violation of this subsection (c).

(d)      Confidential Information.    For purposes of this Agreement, the Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its affiliates owns or possesses, that the Company or its affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or its affiliates, that the Company or its affiliates treat as proprietary, private or confidential, and that is not generally known to the public. The Executive further acknowledges that the Executive’s relationship with the Company is one of confidence and trust such that the Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its affiliates. The Executive covenants and agrees that during the Executive’s employment by the Company and its affiliates, and at all times thereafter, the Executive shall keep all Confidential Information and Trade Secrets strictly confidential and that the Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by, unauthorized persons, and that the Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets. Notwithstanding the foregoing, this Section 16(d) shall not apply (i) when disclosure is required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) when disclosure is required with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (iii) as to Confidential Information or Trade Secrets that become generally known to the public other than due to the Executive’s violation of this Section 16(d). If the Executive is required to provide or disclose information in accordance with subsection (i) or (ii) of this Section 16(d), the Executive shall, within three days of receiving notice of such requirement, notify the Company of such requirement and the terms of and circumstances surrounding such requirement. Furthermore, the Executive shall cooperate with the Company in any attempts it may make in seeking a protective order or injunction with respect to the Confidential Information and/or Trade Secrets that are subject to the required disclosure.

(e)      Agreement with Respect to Restrictions.    The Executive acknowledges and agrees that the business of the Company and its affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 16 are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates.

(f)      Non-Disparagement.    The Executive covenants and agrees that during the Executive’s employment by the Company or its affiliates and at all times thereafter, the Executive will not willfully or knowingly, in any way, disparage the Company or any of its affiliates, principals, shareholders, officers, directors, employees or agents in any way relating to the Company or any of its affiliates, including, but not limited to, its name, business reputation or business practices. The Company agrees that it will not, and will direct its executives and directors not to, willfully or knowingly disparage the Executive in any way. Notwithstanding the foregoing, nothing in this Section 16(f) shall prevent any person from (a) responding publicly by a truthful statement to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (b) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(g)      Invention Assignment.    The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(h)      Return of Company Property.    Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Confidential Information, Trade Secrets, or Company inventions.

17.      Legal and Equitable Remedies.    Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with Confidential Information and Trade Secrets, the parties to this Agreement acknowledge and agree that any breach by the Executive of any of the covenants or agreements contained in Section 16 will result in irreparable injury to the Company or any of its affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity) to seek to enforce Section 16 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 16. The Executive agrees that in any action in which the Company or any of its affiliates seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 16 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers. If any portion of the covenants or agreements contained in Section 16, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in Section 16 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

18.      Survival.    The provisions of Sections 4(b), 9, 10, 15, 16, 17 and 20 shall survive the termination of this Agreement, provided that Sections 10, 15 and 20 shall survive to the extent the obligations thereunder or events giving rise to the obligations thereunder arise during the Term. For purposes of clarity, rights upon a termination of employment as set forth in Section 4(b) of this Agreement shall survive and continue to apply and be available to the Executive for the duration of his employment with the Company notwithstanding the earlier expiration of the Term of this Agreement.

19.      No Mitigation or Set Off.    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided that the Executive prevails on at least one material issue contested by the Company or other third party, as applicable.

20.      Consulting Agreement.

(a)      If the Executive continues in employment through the end of the Term (December 31, 2017), and the Executive’s employment is terminated by the Executive or by the Company (other than a termination by the Company for Cause) at or after the end of the Term, and the Executive executes and does not revoke a Release, the Company and the Executive shall enter into a consulting agreement (the “Consulting Agreement”), pursuant to which the Executive shall be retained as a consultant for the 12-month period immediately following the Executive’s termination date (the “Initial Consulting Period”) to provide consulting services with respect to the transition of management and other matters as determined by the Company (the “Services”). Under the Consulting Agreement, the Executive shall be available to provide Services for up to 30 hours per month at mutually agreeable times. It is expected that the Executive will not be required to render Services each month at a level that exceeds 20% of the average level of the services rendered by the Executive during the 36-month period prior to the Executive’s employment termination date. As compensation for the Services rendered during the Initial Consulting Period, the Company shall pay the Executive a monthly consulting fee equal to his monthly Base Salary at the rate in effect on the last day of the Term.

(b)      After the end of the Initial Consulting Period, the Company may, at its sole discretion, offer to extend the term of the Consulting Agreement for one or more periods that, in the aggregate, do not exceed two additional years (it being understood that the Executive may decide in his discretion whether or not to accept such offer of extension). In the event of such extension, as compensation for the Services rendered during such extended period, the Company shall pay the Executive a monthly consulting fee equal to 50% of his monthly Base Salary at the rate in effect on the last day of the Term. The period during which the Consulting Agreement is in effect is referred to as the “Consulting Period.”

(c)      During the Consulting Period, the Executive shall perform the Services in San Francisco, CA or at another location designated by the Executive and reasonably acceptable to the Company. The Company shall reimburse the Executive for his reasonable travel expenses incurred by the Executive in the performance of such Services, if the Executive is required by the Company to provide the Services at a location other than San Francisco, CA or the agreed upon location (or if the Executive is required to travel outside of San Francisco or such agreed upon location, as applicable, in connection with the performance of such services).

21.      Clawback.    Executive agrees that any incentive compensation provided by the Company shall be subject to any applicable clawback or recoupment policies and policy regarding securities trading that may be implemented by the Board from time to time.

22.      Notices.    All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Attention: Chairman

With a required copy to:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Attention: Corporate Secretary

With an additional required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Mims Maynard Zabriskie

If to the Executive, to the most recent address on file with the Company.

With a required copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Jeannemarie O’Brien

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

23.      Withholding.    All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

24.      Non-Exclusivity of Rights; Other Severance Plans.    Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify; provided, however, that the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or program applicable to other employees of the Company or its affiliates, and agrees to accept the payments provided in Section 10 hereof, in lieu of any other severance pay plan or program.

25.      Remedies Cumulative; No Waiver.    No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

26.      Assignment.    All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 16 and 17, will continue to apply in favor of the successor.

27.      Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto and supersedes the Existing Agreement and any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

28.      Severability.    If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

29.      Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

30.      Counterparts.    This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

31.      Section 409A.

(a)      The Agreement is intended to comply with the requirements of section 409A of the Code or an exemption and shall in all respects be administered in accordance with section 409A. Severance payments shall be made under the section 409A “separation pay” exception, to the maximum extent possible, and then under the section 409A “short-term deferral” exception or another applicable exception. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In no event shall the timing of the Participant’s execution of the Release, directly or indirectly, result in the Participant designating the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code. In the event the parties determine that the terms of this Agreement do not comply with section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company) within the time period permitted by the applicable Treasury Regulations.

(b)      Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered deferred compensation under this Agreement and that is required to be postponed pursuant to section 409A, which shall include certain of the payments under Section 4(b)(3) (other than upon the Executive’s death), shall be postponed for a period of six months after separation from service, as required by section 409A. The accumulated postponed amount shall be paid with interest at the applicable federal rate as provided under section 7872(f)(2)(A) of the Code in a lump sum payment within ten days after the end of the six month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of his death.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 12, 2014.

RADIAN GROUP INC.

By:	/s/ Herbert Wender
Chairman

EXECUTIVE

/s/ S.A. Ibrahim
S.A. Ibrahim

EXHIBIT A

GENERAL RELEASE

1.      I, S.A. Ibrahim, for and in consideration of certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of                 , 2014 (the “Agreement”) with Radian Group Inc. (the “Company”) on the date this General Release becomes irrevocable, and conditioned upon such payments and provisions, and subject to the provisions of Paragraphs 2, 3, and 4, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to: (1) any and all claims for monetary damages which have been asserted, could have been asserted, or could be asserted now or in the future under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; (2) any and all claims under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, the WARN Act, the Family and Medical Leave Act, and the Executive Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended; (3) any and all other claims under any local statutes under which I can waive my rights; (4) any and all claims pursuant to any contracts between the Company and me; (5) any common law claims now or hereafter recognized; and (6) all claims for counsel fees and costs.

2.      The General Release shall not apply to (i) any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit, other than under any Company separation or severance plan or programs; (ii) rights to indemnification I may have under the bylaws of the Company, applicable law, any other agreement between the Company and me or as an insured under any directors’ and officers’ liability insurance policy now or previously in force; and (iii) any right I may have to obtain contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company or any of its officers, directors or employees are jointly responsible.

3.      The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable. The Company and I agree that nothing in this General Release prevents or prohibits me from: (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this General Release or the Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, I agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, I agree and acknowledge, however, that I am waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent I receive any monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the benefits made pursuant to this General Release, to the fullest extent provided by law.

4.      The Company and I further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. I retain the right to participate in any such action and to seek any appropriate non-monetary relief. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to the government and such right is not limited by any non-disparagement claims. The Company and I agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and neither the General Release nor the Agreement prohibit or interfere with those rights. Notwithstanding the foregoing, I agree to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

5.      Subject to the limitations of Paragraphs 2, 3, and 4, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

6.      I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on                 , 20     and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

7.      I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

8.      I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

9.      I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, Philadelphia, PA 19103, Attention: Chairman.

10.      I hereby further acknowledge that, subject to the limitations of Paragraphs 2, 3, and 4, the terms of Sections 16 and 17 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing Release this          day of                 , 20    .

Witness

21